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                                                                    Exhibit 12.1

                           The Manitowoc Company, Inc.
                  Statement of Computation of Ratio of Earnings
                            Earnings to Fixed Charges

                                                                                    Earnings to Fixed Charges
                                           Pro Forma                            (in thousands, except Ratio Data)
                                    -----------------------------  -------------------------------------------------------------
                                    For the   For the   For the        Historical
                                    Nine       Twelve    Twelve         For the
                                    Months     Months    Months        Nine Months
                                    Ended      Ended     Ended           Ended            For the year ended December 31,
                                   September September, December      September 30, --------------------------------------------
                                   30, 2002    2002      31, 2001   2002     2001     2001     2000     1999    1998     1997
                                   --------- ---------- --------- -------- -------- -------- -------- -------- -------  --------
Net earnings from continuing
 operations                        $ 45,865  $ 42,434   $ 22,364  $ 67,867 $ 66,284 $ 79,689 $ 96,120 $106,006 $ 81,412 $ 57,817
Fixed charges                        57,317    76,384     73,019    40,716   29,277   42,778   17,352   12,406   10,690    7,360
                                   --------  --------   --------  -------- -------- -------- -------- -------- -------- --------
  Total earnings available for
   fixed charges                    103,182   118,818     95,383   108,583   95,561  122,467  113,472  118,412   92,102   65,177

Fixed Charges:
  Interest expense (1)             $ 48,495  $ 65,084   $ 62,470    33,672   23,882   34,274   13,836   10,153    9,321    5,930
  Amortization of deferred
   financing costs (1)                3,541     4,258      3,607     2,969    1,420    3,204      672      637      420      300
  Portion of rent deemed
   interest factor (2)                5,281     7,042      6,942     4,075    3,975    5,300    2,844    1,616      949    1,130
                                   --------  --------   --------  -------- -------- -------- -------- -------- -------- --------
  Total fixed charges                57,317    76,384     73,019    40,716   29,277   42,778   17,352   12,406   10,690    7,360

Ratio of earnings to fixed charges     1.8x      1.6x       1.3x      2.7x     3.3x     2.9x     6.5x     9.5x     8.6x     8.9x

Notes for explanations:

(1) Amortization of deferred financing costs is included in interest expense in the company's Consolidated Statement of Earnings:

                                          Pro Forma
                                   -----------------------------
                                   For the   For the   For the      Historical
                                   Nine       Twelve    Twelve       For the
                                   Months     Months    Months      Nine Months
                                   Ended      Ended     Ended         Ended            For the year ended December 31,
                                  September September, December    September 30,   --------------------------------------------
                                  30, 2002  30,  2002   31, 2001   2002     2001     2001     2000     1999    1998     1997
                                  --------- ---------- --------- -------- -------- -------- -------- -------- -------  --------
Interest expense per statement of
 earnings                          $52,036    69,342    $66,077   $36,641  $25,302  $37,478  $14,508  $10,790  $ 9,741  $ 6,230
Less amortization of deferred
 financing costs                     3,541     4,258      3,607     2,969    1,420    3,204      672      637      420      300
                                   -------   -------   --------   -------  -------  -------  -------  -------  -------  -------
Interest expense                   $48,495   $65,084    $62,470   $33,672  $23,882  $34,274  $13,836  $10,153  $ 9,321  $ 5,930
                                   =======   =======    =======   =======  =======  =======  =======  =======  =======  =======

(2) One third of all rent expense is deemed representative of the interest factor.